SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Post-Effective Amendment No. 1 to Form S-1 of Mascot Properties, Inc., of our report dated September 7, 2012 on our audit of the financial statements of Mascot Properties, Inc. as of June 30, 2012 and 2011, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2012 and 2011, and from inception on July 22, 2009 through June 30, 2012, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

December 17, 2012

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351